EXHIBIT 99.1

Contact:	Scott Clegg, President (484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES

MANAGEMENT RESIGNATIONS

West Chester, PA, July 10, 2003 — Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, reported that two members of the senior management have given the Company their resignations.

A. J. (Jack) Clegg has resigned as Chief Executive Officer and Chairman of the Board of Directors effective immediately. Mr. Clegg will remain as a Director of the Company.

The Board anticipates electing a new Chairman at its next regularly scheduled meeting in August.

John R. Frock, Vice Chairman of Corporate Development has also resigned. Mr. Frock will work through August 31, 2003 while a replacement is found. Mr. Frock will remain a Director of the Company.

Nobel Learning Communities, Inc. operates 178 schools in 15 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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